UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MEDCATH CORPORATION
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MEDCATH CORPORATION

10720 Sikes Place, Suite 200

Charlotte, North Carolina 28277

Supplement to Proxy Statement filed on August 17, 2011

for Special Meeting of Stockholders to be held

September 22, 2011

This supplement (this “Supplement”) relates to the proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on or about August 17, 2011, relating to the Special Meeting of Stockholders of MedCath Corporation (the “Company” or “MedCath”) to be held on September 22, 2011 at Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202, on September 22, 2011 at 10:00 a.m. Eastern Time (the “Special Meeting”). The Proxy Statement contains additional information about certain of the items of business to be considered at the Special Meeting. The additional information provided in this Supplement should be read together with the Proxy Statement. Terms not defined in this Supplement are given the meaning ascribed to them in the Proxy Statement.

The purpose of this Supplement is to provide additional information related to the Asset Sale-Complete Liquidation Proposal. On August 26, 2011 the Company entered into a definitive agreement (the “Hualapai Purchase Agreement”) to sell substantially all the assets of Hualapai Mountain Medical Center (“HMMC”) in Kingman, Ariz., to Kingman Regional Medical Center (“KRMC”)(the “Hualapai Sale”). The transaction valued the assets of HMMC, along with 18.6 acres of adjacent undeveloped land owned by the Company (collectively, the “Hualapai Assets”), at $31,000,000 plus retention of working capital. Anticipated net proceeds to the Company, including benefits from the liquidation of retained accounts receivable and realization of tax losses on the sale of the Hualapai Assets, and after closing costs, payment of known liabilities and the currently anticipated acquisition of the HMMC’s minority investors’ ownership in accordance with the terms of an agreement entered into by the Company and the minority partners of the hospital, is anticipated to total approximately $42,000,000. The anticipated net proceeds do not include any reserves for unknown or contingent liabilities. The limited liability company that owns HMMC is retaining liabilities arising from the ownership and operation of the hospital prior to the closing of the Hualapai Sale. See “The Hualapai Purchase Agreement” below.

The Hualapai Sale described in this Supplement is contingent on stockholder approval of the Asset Sale-Complete Liquidation Proposal described in the Proxy Statement and is not a separate proposal. The Hualapai Assets are part of the “Remaining Assets” as described in the Proxy Statement and would be sold pursuant to the authority granted to the Company under the Asset Sale-Complete Liquidation Proposal described in the Proxy Statement.

The anticipated net proceeds from the Hualapai Sale are within the range of estimated proceeds from the sale of our Remaining Assets which is set forth in the Proxy Statement. See “Proposal No. 2—Dissolution—Plan of Dissolution and Estimate of Cash Distributable to Stockholders” in the Proxy Statement. Accordingly, we are not revising our estimated range of the potential amount available for distribution to our stockholders set forth in the Proxy Statement as a result of the proposed Hualapai Sale.

A complete copy of the Hualapai Purchase Agreement is attached to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2011 as Exhibit 2.1. You are encouraged to read the Hualapai Purchase Agreement in its entirety for a complete description of the terms and conditions upon which the Hualapai Assets would be sold to KRMC.

On August 25, 2011, the Board of Directors of the Company received a fairness opinion from Stout Risius Ross, Inc. as to the fairness to the Company from a financial point of view of the Hualapai Sale. See “Opinion of Stout Risius Ross, Inc. Relating to the Hualapai Sale” below.

The Company’s Board of Directors has considered the terms and conditions of the Hualapai Purchase Agreement and believes the Hualapai Sale is in the best interests of the Company and its stockholders. The Board of Directors continues to recommend that you vote “FOR” the Asset Sale-Complete Liquidation Proposal.

It is anticipated that this Supplement will be mailed to stockholders on or about September 2, 2011.

Cautionary Statement Concerning Forward-Looking Information

This Supplement includes forward-looking statements, including statements regarding the proposed sale of all or substantially all of our remaining assets, our potential dissolution and future dividends or other cash distributions. These statements are not statements of historical facts and do not reflect historical information. This Supplement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries and the effect of the proposed sale of all or substantially all of our remaining assets, our potential dissolution and future dividends or other cash distributions. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither the Company nor any of its subsidiaries undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Parties to the Hualapai Sale

The parties to the Hualapai Purchase Agreement are KRMC, HMMC, MedCath Incorporated and the Company.

MedCath Incorporated is a wholly-owned subsidiary of the Company, and owns 100% of the outstanding membership interests of Hualapai Mountain Medical Center Management, LLC, a wholly-owned indirect subsidiary of the Company (“HMMCM”).

HMMCM owns 82.5% of HMMC, and local physician partners own the remaining 17.5% of HMMC. HMMC owns and operates Hualapai Mountain Medical Center (“Hualapai Hospital”) located in Kingman, Arizona.

The principal executive offices of the Company, MedCath Incorporated, HMMCM and HMMC are located at: c/o MedCath Corporation, 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277.

KRMC’s principal executive offices are located at: 3269 Stockton Hill Road, Kingman, AZ 86409.

Events Leading Up to the Hualapai Sale

The Company began its evaluation of strategic options for HMMC as part of its broader strategic options review. See “Background of the Asset Sale—Complete Liquidation Proposal and the Dissolution Proposal” in the Proxy Statement. In connection with this process, Navigant Capital Advisors, LLC (“NCA”), financial advisor to the Company, contacted approximately 50 potential buyers regarding their interest in evaluating all of the hospital assets of MedCath as a whole or HMMC individually. As a result, 29 potential buyers executed confidentiality agreements to receive a confidential information memorandum for all MedCath assets and ten potential buyers executed confidentiality agreements to receive a confidential information memorandum relating only to HMMC.

During May and June 2010, the Company received three preliminary proposals for transactions involving HMMC. The Board of Directors discussed the preliminary proposals with NCA and management at its meetings during this period and monitored bids for both HMMC individually and jointly with certain other hospital assets of the Company. Following discussion with NCA and management regarding the proposals received, the Board of Directors instructed NCA to continue negotiations with each of these potential buyers and to encourage each of them to conduct further due diligence.

At the June 30, 2010 Committee meeting, the Committee discussed with NCA and management the pending proposals involving HMMC. Following this discussion, the Committee instructed NCA to continue negotiations with each of the potential buyers that had submitted a proposal and to encourage each of them to conduct due diligence.

During July 2010, one of potential buyers of HMMC notified the Company that after further review, it would not be pursuing an acquisition of HMMC.

During August 2010, a second of the three initial potential buyers of HMMC that originally submitted proposals notified NCA that it was no longer interested in pursuing an acquisition of HMMC.

In September 2010, the Company received a proposal from a fourth potential buyer that had executed a confidentiality agreement in May 2010 but had not initially submitted a preliminary proposal to acquire HMMC.

During September and October 2010, the Company continued to facilitate due diligence meetings with potential buyers. In addition, two additional potential buyers executed confidentiality agreements with respect to HMMC.

Discussions and negotiations with potential buyers of HMMC continued through November and December 2010, during which time the Board of Directors met, with NCA and management present, several times to receive updates on its strategic options process which included a report of developments relating to the sale of HMMC.

At the December 21, 2010 Board of Directors meeting, NCA informed the Board of Directors that one potential buyer had terminated its pursuit of a transaction. The Board of Directors discussed the status of strategic options relating to HMMC, and the request of a remaining potential buyer of HMMC to enter into an expense reimbursement agreement (an “Expense Reimbursement Agreement”) whereby the Company would pay that potential buyer up to $250,000 in expenses if the Company closed a merger or sale transaction for HMMC or its assets with a different third-party buyer while that potential buyer continued to perform due diligence with respect to and consider a transaction involving HMMC. The Board of Directors discussed the matter with NCA and management and then authorized the Company to negotiate the terms of an Expense Reimbursement Agreement with the potential buyer.

During January 2011, legislation was proposed in Arizona that would result in significant decreases in the availability of Medicaid to certain residents of Arizona. The Company continued discussions and negotiations with the remaining bidders during January 2011, and two additional potential buyers signed confidentiality agreements in order to review due diligence materials relating to HMMC.

At the February 8, 2011 Board of Directors meeting, the Board of Directors discussed with NCA and management the status of negotiations with potential buyers of HMMC and the potential impact to HMMC of the proposed changes in Arizona’s Medicaid coverage.

In February 2011, one of the two remaining potential buyers that had previously submitted a proposal notified the Company that it was no longer interested in pursuing an acquisition of HMMC. The remaining potential buyer that had previously submitted a proposal notified the Company that it would need additional time to evaluate the potential impact of the proposed changes in Arizona’s Medicaid coverage on the value of HMMC.

During March and April 2011, the Company continued discussions with potential buyers and responded to due diligence requests from potential buyers expressing interest in HMMC. In April 2011, another potential buyer that had previously submitted a written proposal for HMMC notified NCA that it was no longer interested in acquiring HMMC.

On May 10, 2011, the Company received an unsolicited inquiry from representatives of KRMC indicating an interest in acquiring HMMC. Following discussion at its meeting on May 10, 2011, the Board of Directors instructed NCA to explore a potential transaction with KRMC.

On May 13, 2011, KRMC executed a confidentiality agreement, following which KRMC was granted access to an online data room containing due diligence materials relating to HMMC.

The Company received an initial written proposal from KRMC on May 17, 2011 to acquire the assets of HMMC for a purchase price in the range of $26,000,000 to $30,000,000. Following further discussion among KRMC, the Company and NCA, the Company received a revised proposal on May 23, 2011 which provided that KRMC would acquire the assets of HMMC for $30,000,000, subject to due diligence and the negotiation of a definitive purchase agreement.

On May 18, 2011, NCA also received a written proposal from a potential buyer (“Company A”) that had originally executed a confidentiality agreement for HMMC in April 2010 but had not previously submitted a written proposal for HMMC. The proposal from Company A was subject to due diligence and the negotiation of a definitive purchase agreement.

At its meeting on May 24, 2011, the Board of Directors discussed the proposed transactions involving HMMC with NCA and management.

During May 2011, two additional potential buyers executed confidentiality agreements and received access to the HMMC electronic data room. One of these potential buyers submitted a written proposal on May 26, 2011 to acquire the assets of HMMC for $40,000,000. This offer was subsequently withdrawn in June 2011 after the potential buyer conducted further due diligence on HMMC. The other potential buyer that signed a confidentiality agreement in May 2011 (other than KRMC) also subsequently notified NCA in June 2011 that it would not be pursing an acquisition of HMMC due to its review of HMMC’s operating and financial performance.

During June 2011, the Company continued discussions with potential buyers expressing interest in HMMC. The Company received a further revised written proposal from KRMC on June 16, 2011 confirming that, after KRMC’s initial review of due diligence materials and the Company’s proposed draft asset purchase agreement, KRMC was prepared to acquire the Hualapai Assets for $30,000,000.

During July 2011, the Company continued to respond to due diligence requests from KRMC and Company A and to negotiate the terms of the Hualapai Purchase Agreement with KRMC and with Company A.

At its meeting on August 9, 2011, the Board of Directors discussed the status of progress with KRMC and Company A with NCA and management. The Board of Directors considered, among other factors, the higher price offered by KRMC, the continued operating losses at HMMC, and the likelihood of consummating a transaction with respect to both the KRMC offer and the Company A offer. Following discussion, the Board of Directors instructed NCA to pursue the transaction proposed by KRMC while continuing to negotiate with Company A as well in the event the KRMC transaction failed to move forward.

During August 2011, KRMC increased its offer to $31,000,000 based on the Hualapai Assets also including 18.6 acres of adjacent undeveloped land owned by the Company. The Company continued to negotiate transaction terms with Company A. However, in mid-August 2011, Company A indicated that it would offer a price that was materially less than that offered by KRMC and stated that it required significant additional due diligence in order to confirm its offer. This also meant that it would take several additional months to complete a transaction for HMMC with Company A if an acceptable definitive purchase agreement could be finally agreed upon with Company A. Accordingly, the Board of Directors believed that a transaction represented by the indication of interest from Company A had a substantially lower probability of ever being completed and it would require the Company to continue to fund operating losses for an extended period of time.

The Company and KRMC negotiated the final terms of the Hualapai Purchase Agreement throughout August 2011.

On August 25, 2011, the Board of Directors received a fairness opinion from SRR as to the fairness to the Company from a financial point of view of the Hualapai Sale. See “Opinion of Stout Risius Ross, Inc. Relating to the Hualapai Sale” below. Following discussion, the Board of Directors voted to approve the Hualapai Sale to KRMC pursuant to the terms of the Hualapai Purchase Agreement.

The Company entered into the Hualapai Purchase Agreement with KRMC on August 26, 2011. The Hualapai Sale to KRMC is expected to be completed on or about September 30, 2011, though closing by that date is not assured.

The Company previously entered into a Consent Agreement with its physician partners in HMMC which, among other things, provides the Company with the authority through October 3, 2011, to enter into the Hualapai Purchase Agreement. On August 23, 2011, the Company received a letter from one of the physician partners in HMMC expressing concern about the selection of KRMC as the purchaser of the Hualapai Assets and alleging breaches of duties by the Company. The Consent Agreement, among other things, provides the Company with the authority to select the purchaser of HMMC and to agree upon the terms of the Hualapai Sale. No legal action has been initiated by the physician partners. The Company believes it has fulfilled all of its duties to the physician partners in HMMC.

In order to avoid additional operating losses occurring at HMMC, the closure of HMMC has been initiated and is expected to occur by September 30, 2011. The Company is expected to incur approximately $4,000,000 in costs in connection with the closure of HMMC.

Reasons for the Hualapai Sale

The reasons for the Hualapai Sale include those set forth below and those set forth in the Proxy Statement with respect to the Asset Sale—Complete Liquidation Proposal.

The Board of Directors determined that the closing of the Hualapai Sale is an important step towards completing the liquidation and dissolution of the Company in a manner which will maximize stockholder value. The net proceeds to the Company resulting from the Hualapai Sale will materially contribute to the amounts available for distribution to the stockholders.

The Board of Directors determined that the Hualapai Sale is in the best interests of our stockholders since, among other things (i) the anticipated net proceeds to the Company from the Hualapai Sale are expected to exceed the net proceeds the Company would have received from transactions contemplated by other viable indications of interest in respect of HMMC, (ii) the Board of Directors believes that the anticipated net proceeds to the Company from the Hualapai Sale to KRMC as herein described would exceed those that would be obtained from KRMC or any other potential buyer if a sale of HMMC is delayed to a later date, (iii) the Board of Directors believes that it is reasonable to expect that the Hualapai Sale to KRMC will be completed on or before September 30, 2011, and (iv) the Hualapai Sale will enable the Company to avoid additional operating losses from HMMC.

Impact of the Hualapai Sale on the Estimate of Cash Distributable to Stockholders

The anticipated net proceeds from the Hualapai Sale are within the range of estimated proceeds from the sale of our Remaining Assets which is set forth in the Proxy Statement. See “Proposal No. 2—Dissolution—Plan of Dissolution and Estimate of Cash Distributable to Stockholders” in the Proxy Statement. Accordingly, we are not revising our estimated range of the potential amount available for distribution to our stockholders set forth in the Proxy Statement as a result of the proposed Hualapai Sale.

Material U.S. Federal Income Tax Consequences of the Hualapai Sale

The Company expects that the amount of Federal and State income tax benefit that it will ultimately receive as a result of the tax loss on the Hualapai Sale will be approximately $19,000,000. This tax benefit will be received either as a reduction in fiscal 2011 taxes payable if the Hualapai Sale is effected for income tax purposes in fiscal 2011, or as a carry back of the loss if the Hualapai Sale is effected for income tax purposes in fiscal 2012.

Accounting Treatment of the Hualapai Sale

The Hualapai Sale will be accounted for as a “sale” by MedCath, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Government Approvals

No filings are required under the HSR Act or any related applicable rules in connection with the Hualapai Sale. However, at any time before or after completion of the Hualapai Sale, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Hualapai Sale, to rescind the Hualapai Sale or to seek divestiture of particular assets of the Company or HMMC. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Hualapai Sale on antitrust grounds may be made, and, if such a challenge is made, it is possible that the Company and HMMC will not prevail.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware (the “DGCL”), appraisal rights are not available to stockholders in connection with the Hualapai Sale.

The Hualapai Purchase Agreement

The following discussion is qualified in its entirety by reference to the Hualapai Purchase Agreement, a copy of which is attached to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2011 as Exhibit 2.1. You should read the Hualapai Purchase Agreement carefully because it, and not this description, governs the terms of the sale of the Hualapai Assets. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the sale of the Hualapai Assets, we do not intend for its text to be a source of factual, business or operational information about us. The Hualapai Purchase Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure schedules referenced in the Hualapai Purchase Agreement that the parties delivered in connection with the execution of the Hualapai Purchase Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Hualapai Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to our stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Supplement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Hualapai Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Supplement. You should not rely on the representations, warranties or covenants contained in the Hualapai Purchase Agreement as characterizations of the actual state of facts or condition of the parties thereto, including MedCath, its subsidiaries or any of MedCath’s affiliates.

Description of Assets to be Sold and Retained

Under the Hualapai Purchase Agreement, HMMC will sell to KRMC the following assets owned or leased by HMMC and held or used in the business or operation of the Hualapai Hospital, free and clear of all encumbrances except certain limited permitted encumbrances, including the following items:

•	All furniture and equipment;

•

Good and marketable title in fee simple absolute to the real property owned by HMMC, and, to the extent permitted by law, any rights of the property owner against third parties under general warranty deeds related to any such owned real property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of HMMC;

•	HMMC’s interest in certain identified contracts and all contracts representing capital lease obligations;

•

All computer hardware and data processing equipment owned by HMMC or used primarily in the business or operation of the Hualapai Hospital or the operation of the purchased assets owned by HMMC, and, to the extent assignable or transferable, all rights in all unexpired warranties of any manufacturer or vendor with respect thereto;

•	All inventory;

•	Certain assumable prepaid expenses of HMMC;

•	All patient records held or used by HMMC or any of its affiliates primarily or exclusively in the business or operation of the Hualapai Hospital;

•

HMMC’s common law rights, if any, in the name “Hualapai Mountain Medical Center”, any software embedded in any of the equipment that comprises any of the purchased assets, any software licensed to HMMC under any contract assumed by KRMC, the domain name www.hmmcaz.com and, to the extent assignable, all telephone numbers and fax numbers used by the Hualapai Hospital;

•

All architectural drawings and plans, design specifications, operating manuals and similar material relating to the design, construction and operation of the improvements located on the real property being sold in connection with the Hualapai Sale; and

•	Any insurance proceeds relating to the purchased assets to the extent provided in the Hualapai Purchase Agreement.

In addition, under the Hualapai Purchase Agreement, MedCath Incorporated will sell to KRMC two parcels of real property owned by MedCath Incorporated that are located in Kingman, Arizona. MedCath Incorporated will convey to KRMC good and marketable title in fee simple absolute to such real property, and, to the extent permitted by law, any rights of MedCath Incorporated against third parties under general warranty deeds related to any such real property, together with all plants, buildings, structures, improvements, construction in progress, appurtenances, covenants, easements, servitudes and fixtures situated thereon, forming a part thereof, or in any manner belonging to or pertaining to such interests of MedCath Incorporated. KRMC has until the end of business on September 2, 2011 to notify MedCath Incorporated of any objections KRMC has to matters shown on the survey for the real property being sold to KRMC by MedCath Incorporated. If such objections constitute a material adverse effect determined solely with respect to such real property, and the parties are unable to resolve the objections, then KRMC may elect to not purchase such real property so long as it provides MedCath Incorporated notice of such election no later than the end of business on September 5, 2011. If KRMC elects not to purchase such real property, then the purchase price to be paid by KRMC in connection with the Hualapai Sale will be reduced by $1,000,000 and such real property will be excluded from the Hualapai Sale and continue to be owned by MedCath Incorporated.

HMMC will retain the following assets:

•	All restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes;

•	All contracts other than those described above which are included as part of the purchased assets;

•

The corporate record books, minute books, and corporate seals and all records of any kind that HMMC is required by law to retain in its own possession together with those records maintained by HMMC with respect to its affiliates;

•	Such other property and assets, if any, specifically described on the disclosure schedules to the Hualapai Purchased Agreement;

•

Any claims or rights against third parties related to the purchased assets (including the contracts assumed by KRMC), contractual or otherwise, accruing or arising prior to the closing, except to the extent such claim or right would also relate to a period after closing, but only to the extent such right or claim relates to periods after closing;

•

All rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending prior to the closing date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis;

•	All rights of HMMC under the Hualapai Purchase Agreement or any agreement contemplated thereby;

•

All (i) claims for refunds of taxes and all other tax assets for periods prior to the closing, (ii) Federal and State income tax returns for periods prior to the closing, and (iii) books and records created for the purpose of complying with Federal and State tax laws;

•

Except for the intellectual property, computer hardware and data processing equipment described above that form a part of the purchased assets, all data processing equipment and software of HMMC and other intellectual property utilized in connection with the provision of services by affiliates of HMMC;

•

All accounts receivable of HMMC, and all rights to payment, whether billed or unbilled, recorded or unrecorded, accrued and existing, whether or not written off, in connection with the operation of the Hualapai Hospital;

•	The name “MedCath” or any variants thereof;

•	Any proprietary information contained in (i) HMMC’s employee or operation manuals or (ii) any films or videos used by HMMC for operational or training purposes;

•	All intercompany accounts of HMMC and its affiliates;

•

All of HMMC’s insurance proceeds arising in connection with the operation of the Hualapai Hospital or the purchased assets prior to closing, except to the extent provided in the Hualapai Purchase Agreement;

•	All assets used by HMMC and its affiliates in rendering corporate services to HMMC affiliates or the Hualapai Hospital that are located outside the Hualapai Hospital;

•	Any assets used or operated by MedCath or MedCath Incorporated on a company-wide or region-wide basis that are located outside of the Hualapai Hospital;

•	To the extent permitted by the Hualapai Purchase Agreement, all assets disposed of or exhausted prior to closing, including inventory and prepaid expenses;

•	All provider numbers and related agreements related to any government programs and TRICARE; and

•

All permits and approvals issued or granted by governmental entities which are held or used by HMMC affiliates and relate to the ownership, development and business or operation of the Hualapai Hospital or the purchased assets (including any pending permits and approvals related to any purchased assets).

Liabilities to be Assumed and Retained

Under the Hualapai Purchase Agreement, KRMC will assume the future payment and performance of the following liabilities of HMMC and its affiliates:

•	All obligations and liabilities that arise or accrue on or after closing under the contracts assumed by KRMC;

•	Ad valorem and personal property taxes not yet due and payable for the calendar year in which the closing date occurs;

•	The permitted encumbrances;

•	The capital lease obligations assumed by KRMC; and

•	MedCath Incorporated’s obligations with respect to an improvement lien related to the real property being sold to KRMC by MedCath Incorporated.

KRMC is not assuming any liabilities other than those expressly set forth in the Hualapai Purchase Agreement. The liabilities to be retained by HMMC include the following:

•

Current liabilities, accounts payable, long-term liabilities, and all indebtedness and obligations or guarantees of HMMC, except to the extent included in the capital lease obligations assumed by KRMC;

•

Any obligation or liability accruing or arising during the period prior to closing in connection with (i) any contract assumed by KRMC, (ii) the operation of the Hualapai Hospital, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown prior to closing, or (iii) any governmental programs or other third-party payor programs, including recoupment of previously paid or reimbursed amounts;

•	Any obligation or liability accruing, arising out of, or relating to any contract other than those assumed by KRMC, any employee benefit plans or any excluded asset;

•

Except to the extent specifically included as an assumed liability, any Federal, State or local tax obligations of HMMC and its affiliates in respect of periods (or portions thereof) ending on or prior to closing, including any income tax, any franchise tax, any tax recapture and any sales and/or use tax and any payroll or withholding tax (other than any ad valorem and personal property taxes) that are prorated as of the closing, and Federal, State or local income tax obligations or liabilities of HMMC and its affiliates resulting from the consummation of the transactions contemplated by the Hualapai Purchase Agreement;

•

Any obligation or liability for claims by or on behalf of employees of HMMC and its affiliates relating to periods prior to closing, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, discrimination or retaliation claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including sick, vacation and holiday pay and taxes or other liability related thereto in respect of employees of HMMC and its affiliates;

•

Any obligation or liability under the environmental laws for clean-up or remediation costs or expenses, or losses for any environmental condition related to the real property purchased by KRMC pursuant to the Hualapai Purchase Agreement which existed or occurred prior to the closing, except to the extent such obligation, liability or environmental condition is exacerbated after the closing by KRMC, its affiliates or their respective employees, representatives, vendors, contractors, lessees, licensees or agents;

•

Any obligation or liability accruing, arising out of, or relating to any Federal, State or local investigations of, or claims or actions against, HMMC or any of its affiliates or any of their employees, medical staff, agents, vendors or representatives which existed or occurred prior to closing;

•

Any obligation or liability accruing, arising out of or relating to any violation of, or alleged violation of, or non-compliance with, or any alleged non-compliance with, any law pertaining to the purchased assets, the Hualapai Hospital or the operation thereof, which existed or occurred prior to closing with respect to the period prior to the closing;

•	Obligations and liabilities as of the closing in respect of accrued paid time off of employees of HMMC hired by KRMC (including employer FICA and any other estimated employer taxes thereon); and

•

Any obligation or liability to provide continued health and medical coverage to the extent required under Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA (“COBRA”) to each current or former employee of the Hualapai Hospital (and their spouses, dependents and beneficiaries).

Purchase Price

As consideration for the Hualapai Assets, including the real property to be purchased from MedCath Incorporated, KRMC will assume the liabilities described above and will pay HMMC an amount in cash equal to $31,000,000 minus the total of (i) the aggregate amount of the capital lease obligations of HMMC as of the closing date, (ii) HMMC’s share of certain pro-rated closing costs and expenses and (iii) MedCath Incorporated’s obligations with respect to an improvement lien related to the real property being sold to KRMC by MedCath Incorporated. On the effective date of the Hualapai Purchase Agreement, KRMC will deposit with an escrow agent $15,000,000 of the estimated purchase price (the “Deposit”).

The Closing

The closing of the Hualapai Sale will take place as soon as possible following the satisfaction or waiver by the appropriate party of all the conditions precedent to closing specified in Articles 8 and 9 in the Hualapai Purchase Agreement, including approval of the Hualapai Sale by our stockholders. The parties shall use commercially reasonable efforts to cause the conditions set forth in the Hualapai Purchase Agreement to be satisfied so that the closing will occur on or before September 30, 2011, though closing by that date is not assured.

Representations and Warranties

In the Hualapai Purchase Agreement, KRMC has made representations and warranties to us, including with respect to the matters set forth below:

•	Organization, qualification and capacity;

•

Absence of conflicts or violations under the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of KRMC or any material contract to which KRMC is a party;

•	Enforceability;

•	Sufficiency of financial resources;

•

Absence of litigation that has or could reasonably be expected to have a material adverse affect on the ability of KRMC to perform the Hualapai Purchase Agreement or the transaction contemplated thereby;

•	Absence of any untrue statement of a material fact or omission to state any material fact necessary to make the statements made in the Hualapai Purchase Agreement not misleading; and

•	No other express or implied representations or warranties.

In the Hualapai Purchase Agreement, HMMC and MedCath Incorporated have made representations and warranties to KRMC, including with respect to the matters set below:

•	Incorporation, qualification and capacity;

•	Absence of conflicts or violations under the operating agreement of HMMC or any material contract;

•	Required approvals, permits, governmental authorizations and third-party consents;

•	Subsidiaries and other interests;

•	Outstanding rights related to the purchased assets;

•	Enforceability;

•	Permits and Approvals;

•	Medicare Participation/Accreditation;

•	Regulatory compliance;

•	Assumed contracts;

•	Personal property and encumbrances thereon;

•	Real property and encumbrances thereon;

•	Insurance;

•	Employee benefit plans;

•	Litigation and proceedings;

•	Environmental matters;

•	Absence of changes;

•	Financial condition of HMMC;

•	Title to purchased assets;

•	Hualapai Hospital employees and employee relations;

•	Tax matters;

•	Absence of any untrue statement of a material fact or omission to state any material fact necessary to make the statements made in the Hualapai Purchase Agreement not misleading; and

•	No other representations or warranties.

Certain Covenants

The Hualapai Purchase Agreement contains certain covenants and agreements of HMMC and MedCath Incorporated relating to both the periods prior to and after closing. These covenants include agreements to:

•

Prior to the closing date, provide reasonable access to information to KRMC and additional financial and operational information upon request, to the extent permitted by law and subject to certain limitations set forth in the Hualapai Purchase Agreement;

•	From the date of the Hualapai Purchase Agreement until the closing date, HMMC shall with respect to the business operations of the Hualapai Hospital or otherwise regarding the purchased assets:

•

keep all assumed contracts which are material to the operation of the Hualapai Hospital in full force and effect and perform all obligations under all of the assumed contracts so as to not create any material breach under such assumed contracts;

•

keep in full force and effect present insurance policies or other comparable insurance benefiting the purchased assets and the conduct of the Hualapai Hospital, and maintain reserves in an amount and in the manner comparable in all material respects to the amount and manner in which such reserves have historically been maintained by HMMC, provided that HMMC may modify and terminate such insurance to the extent HMMC reasonably determines to be appropriate in connection with the wind-down of the Hualapai Hospital’s operations and related cessation of services; provided, however, until the closing, HMMC may not modify or terminate and must maintain in full force and effect all casualty insurance policies covering the tangible purchased assets;

•	take all commercially reasonably actions to deliver to KRMC title to the purchased assets (other than those leased by HMMC) free and clear of all encumbrances (except for the permitted encumbrances);

•

reasonably cooperate with KRMC to obtain appropriate consents, certificates and other instruments or documents as KRMC may reasonably request; provided, that HMMC shall take all commercially reasonable actions to obtain appropriate consents to the assumed contracts; provided, however, the parties agree that the consent of the counterparty to any assumed contract is not a condition precedent to closing;

•

permit and allow reasonable access by KRMC to make offers of employment to HMMC’s personnel in accordance with the Hualapai Purchase Agreement, and to establish relationships with physicians, medical staff and others having business relations with HMMC;

•	comply in all material respects with all laws applicable to the conduct of the business and operation of the Hualapai Hospital;

•

maintain all material approvals and permits relating to the Hualapai Hospital, purchased assets and assumed liabilities in good standing until the date on or before closing that HMMC determines to cease the Hualapai Hospital’s operations and related cessation of services;

•	promptly notify KRMC of any material adverse effect;

•	maintain the tangible purchased assets in accordance with HMMC’s past practices in all material respects; and

•

reasonably cooperate with KRMC’s efforts to obtain provider-based status for the Hualapai Hospital following the closing, including providing access to the Hualapai Hospital’s records as needed to obtain all appropriate bylaw amendments, consents, approvals and other documents reasonably required for future operations at the Hualapai Hospital to be clinically integrated with KRMC provided that obtaining any such amendments, consents, approvals and other documents shall not be a condition to KRMC’s obligation to complete the transaction contemplated by the Hualapai Purchase Agreement.

•

From the date of the Hualapai Purchase Agreement to the closing date, HMMC will not, with respect to the business or operation of the Hualapai Hospital or otherwise regarding the purchased assets, without the prior written consent of KRMC:

•

increase compensation or benefits payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus or severance contracts with any HMMC employee hired by KRMC, except in the ordinary course of business consistent with HMMC’s payroll policies;

•

sell, assign or otherwise transfer or dispose of any purchased assets with a book value in excess of $10,000, except in the ordinary course of business and then only so long as comparable replacement assets are acquired in connection thereto if such replacement would have occurred in accordance with HMMC’s prior practices in the original course of business; provided, however, HMMC shall have no obligation to replace any inventory and HMMC shall have the right to destroy any medical supply inventory and pharmaceuticals in connection with the wind-down of the Hualapai Hospital to the extent required by law;

•

amend, modify or terminate any assumed contract which is material to the operations of the Hualapai Hospital or cancel or permit the cancellation or lapse of insurance coverage on the purchased assets or the Hualapai Hospital, provided that HMMC may modify and terminate such insurance to the extent HMMC reasonably determines to be appropriate in connection with the wind-down of the Hualapai Hospital’s operations and related cessation of services; provided, however, until the closing, HMMC may not modify or terminate and must maintain in full force and effect all casualty insurance policies covering the tangible purchased assets;

•	except for the permitted encumbrances, create, assume or permit to exist any new material encumbrance upon any of the purchased assets;

•

excluding any actions reasonably necessary for HMMC to implement its plans to wind-down the Hualapai Hospital’s operations and business, take any material action outside the ordinary course of the Hualapai Hospital’s business; and

•	terminate, amend or otherwise modify any employee benefit plan, except for amendments required to comply with the Hualapai Purchase Agreement or applicable law.

•

Provide prompt written notice to KRMC of (a) any event that has caused any representation or warranty contained in the Hualapai Purchase Agreement to be untrue in any material respect and (b) any failure by HMMC to comply with or satisfy, in any material respect, any covenant, condition or agreement in the Hualapai Purchase Agreement;

•

Deliver any information applicable to the real property being sold to KRMC as may be reasonably required by the escrow agent in connection with the issuance of the title policy for such real property and to provide an affidavit of title and/or such other information applicable to such real property as the escrow agent may reasonably require in order for the escrow agent to issue extended coverage;

•

Between the date of the Hualapai Purchase Agreement and the closing date, use commercially reasonable efforts to take all reasonable steps to obtain, as promptly as practicable, all approvals and permits of any governmental entities required for HMMC to consummate the transactions contemplated by the Hualapai Purchase Agreement and HMMC’s wind-down of the Hualapai Hospital’s operations and related cessation of services, and provide such other information and communications to any governmental entity as may be reasonably requested; and

•

use good faith commercially reasonable efforts to obtain and deliver to KRMC, at HMMC’s sole cost and expense, estoppel certificates in favor of KRMC, executed by each of Vanderbilt Farms, L.L.C., an Arizona limited liability company; ABCDW, L.L.C., f/k/a BADC, L.L.C., an Arizona limited liability company; and Kingman, LLC, an Arizona limited liability company, provided, however, obtaining and delivering to KRMC such estoppel certificates shall not be a condition to closing.

The Hualapai Purchase Agreement contains certain covenants and agreements of KRMC relating to the periods both prior to and after closing. These covenants include agreements to:

•

Provide prompt written notice to HMMC of (a) any event that has caused any representation or warranty contained in the Hualapai Purchase Agreement to be untrue in any material respect and (b) any failure by KRMC to comply with or satisfy, in any material respect, any covenant, condition or agreement;

•

Prior to the closing date, take all reasonable steps to obtain approvals and permits required to complete the transactions contemplated by the Hualapai Purchase Agreement and provide such information as may be reasonably requested in connection therewith;

•	Obtain a current survey of the real property to be purchased by KRMC; and

•

Prior to the closing date, not solicit for employment, employ or enter into any service contract, medical director agreement, consulting agreement or any other agreement or arrangement under which remuneration or other compensation is provided to any physician with privileges at the Hualapai Hospital or to any affiliate of any such physician, excluding any such agreement or arrangement which existed in writing prior to the date hereof and evidence of which was provided to HMMC on or prior to the date of the Hualapai Purchase Agreement.

No Shop Clause

Until the earlier of closing or the termination of the Hualapai Purchase Agreement, HMMC shall not (and will not permit any affiliate or any other person acting for or on behalf of HMMC or any of its affiliates), without the prior written consent of KRMC:

•	Offer for lease or sale any of the purchased assets or any ownership interest in any entity owning any of the purchased assets;

•	Solicit offers to lease or buy all or any material portion of its assets or any ownership interest in any entity owning any of the purchased assets;

•	Hold discussions with any party (other than KRMC) looking toward such an offer or solicitation or looking toward a merger or consolidation of HMMC;

•

Enter into any agreement with any party (other than KRMC) with respect to the lease, sale or other disposition of its assets (or any material portion thereof) or any ownership interest in HMMC or with respect to any merger, consolidation or similar transaction involving HMMC; or

•

Furnish or cause to be furnished any information with respect to HMMC or its assets to any person that HMMC or such affiliate or any such person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization; provided the foregoing shall not prevent the Company or persons acting for or on its behalf from including any information it deems required by law in any of its filings with the SEC.

The restrictions described above shall not, however, apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MedCath or its affiliates and any other person, so long as the purchased assets are excluded from any such transaction.

Conditions to Closing

The obligations of HMMC to consummate the Hualapai Sale are subject to the fulfillment (or waiver) of certain conditions including:

•

Compliance by KRMC in all material respects with all of its covenants in the Hualapai Purchase Agreement; provided that this condition will be deemed to be satisfied unless KRMC was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice;

•	No court or other governmental entity has issued an order (or threatened in writing to do so) restraining or prohibiting the transactions contemplated by the Hualapai Purchase Agreement;

•

The representations and warranties of KRMC that are qualified by materiality are true in all respects and the representations and warranties of KRMC that are not so qualified shall be true in all material respects when made and as of the closing date (unless made only as of a specific date in which case they shall be true as of such date);

•

The Company shall have obtained any approvals of the shareholders of the Company which it has determined in its sole discretion are required under the DGCL to authorize HMMC to consummate the transactions contemplated under the Hualapai Purchase Agreement, which approval may be subject to the shareholders of the Company approving one or more additional transactions, together with the transactions contemplated under the Hualapai Purchase Agreement, as a whole or as a group in order to approve the transactions contemplated under the Hualapai Purchase Agreement; and

•

HMMC shall have obtained any consents or approvals from the members of HMMC other than the manager of HMMC which consents or approvals HMMC is required to obtain in order to consummate the transactions contemplated under the Hualapai Purchase Agreement.

The obligations of KRMC to consummate the Hualapai Sale are subject to the fulfillment (or waiver) of certain conditions including:

•

Compliance by HMMC in all material respects with all of its covenants in the Hualapai Purchase Agreement; provided that this condition will be deemed to be satisfied unless HMMC was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within 15 days after receipt of such notice;

•	No court or other governmental entity has issued an order (or threatened in writing to do so) restraining or prohibiting the Hualapai Sale;

•

All representations and warranties of HMMC that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of HMMC that are not so qualified shall be true in all material respects, when made and as of the closing date, as though such representations and warranties had been made as of the closing date (unless made only as of a specific date in which case they shall be true as of such date);

•

HMMC shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any state (and no such petition has been filed against any it), or (vi) have entered into any document or agreement to do any of the foregoing as of the closing date;

•	HMMC shall have delivered to KRMC fully executed UCC termination statements or other releases or conveyances relating to all encumbrances that are not permitted encumbrances;

•

HMMC shall have purchased and delivered to KRMC a copy of the certificate of insurance issued by the insurer for the “tail-end” insurance required to be obtained by HMMC pursuant to the Hualapai Purchase Agreement, including the delivery of proof that the insurance is fully paid and coverage is a first dollar policy;

•

The escrow agent shall have delivered to KRMC, or shall deliver to KRMC promptly after the execution of the Hualapai Purchase Agreement (a) an ALTA (2006) extended coverage owner’s commitment for title insurance with respect to the real property being purchased by KRMC issued by the escrow agent, and (b) legible copies of all exceptions to title set forth in the foregoing title commitment and all other recorded items pertaining to such real property (including those set forth in the “Requirements” section), which title commitment shall be reasonably acceptable to KRMC. At closing, and as a condition precedent to KRMC’s obligation to proceed with closing, the escrow agent shall issue to KRMC or be irrevocably committed to issue to KRMC a 2006 ALTA extended coverage form of owner’s title insurance policy in an amount equal to the reasonable value assigned to the real property being purchased by KRMC, insuring that fee simple title to such real property is vested in KRMC subject only to the permitted encumbrances, together with all endorsements, if any, attached to the proforma title policy (or the title commitment, if no proforma title policy is issued);

•

HMMC shall have delivered any regulatory agency notices and approvals required to consummate the transaction, including but not limited to, any notice required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., (aka the “WARN Act”). In addition, HMMC shall have provided the proper notices to Medicare, Medicaid and the State of Arizona of the winding down of the Hualapai Hospital and shall reasonably cooperate with KRMC’s efforts to obtain certifications and licenses from Medicare, Medicaid and the State of Arizona to use the purchased assets following the closing provided that KRMC’s obtaining any such certifications and licenses is not a condition to closing;

•	No material pending or threatened litigation or governmental investigation which is reasonably likely to result in a material adverse event with respect to the purchased assets; and

•	No material averse event shall occur from the execution of the Hualapai Purchase Agreement to the closing, except as contemplated by the Hualapai Purchase Agreement.

Termination Prior to Closing

The Hualapai Purchase Agreement and the Hualapai Sale may not be terminated except prior to closing as follows:

•	By mutual consent in writing of HMMC and KRMC;

•

By KRMC or HMMC at any time after November 30, 2011 (the “Drop Dead Date”), if any one or more of the conditions precedent to KRMC’s or HMMC’s obligations to close as set forth in Article 9 or Article 8 of the Hualapai Purchase Agreement, respectively, has not been satisfied (or waived in writing) by such Drop Dead Date, or if the closing has not otherwise occurred by such Drop Dead Date; provided, that the right to terminate the Hualapai Purchase Agreement under this provision is not available to any party whose failure to act or to fulfill any obligation under the Hualapai Purchase Agreement has been the cause of, or resulted in, the failure of such closing condition to be satisfied or the failure of the closing to occur by such date;

•

By HMMC if KRMC (A) breaches in any respect any representation or warranty made by KRMC in the Hualapai Purchase Agreement that is qualified by any type of materiality standard, (B) breaches in any material respect any representation or warranty by KRMC in the Hualapai Purchase Agreement that is not qualified by any type of materiality standard or (C) breaches in any material respect any covenant or agreement made by KRMC in the Hualapai Purchase Agreement, and any such breach cannot be or has not been cured to HMMC’s reasonable satisfaction at least two (2) days prior to closing after the giving of written notice by HMMC to KRMC specifying such breach, which notice shall be promptly provided by HMMC to KRMC as soon as HMMC becomes aware of such breach;

•

By KRMC if HMMC (A) breaches in any respect any representation or warranty made by HMMC in the Hualapai Purchase Agreement that is qualified by any type of materiality standard, (B) breaches in any material respect any representation or warranty by HMMC in the Hualapai Purchase Agreement that is not qualified by any type of materiality standard or (C) breaches in any material respect any covenant or agreement made by HMMC in the Hualapai Purchase Agreement, and any such breach cannot be or has not been cured to KRMC’s reasonable satisfaction at least two (2) days prior to closing after the giving of written notice by KRMC to HMMC specifying such breach, which notice shall be promptly provided by KRMC to HMMC as soon as KRMC becomes aware of such breach;

•	By KRMC or HMMC, if any court or any other governmental entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the purchased assets;

•	By KRMC if a casualty causes damage or destruction to the purchased assets in excess of $5,000,000;

•	By KRMC if changes to the disclosure schedules to the Hualapai Purchase Agreement result in a material adverse effect; or

•

By KRMC if (i) KRMC notifies HMMC by the end of business on September 2, 2011 of objections that it has to certain material matters shown on the final survey of the real property being sold by HMMC pursuant to the Hualapai Sale, (ii) HMMC and KRMC are unable to agree on the resolution of KRMC’s survey objections, which agreement shall not be unreasonably withheld or delayed, on or before the closing date, (iii) the reasonable costs and expenses to correct KRMC’s survey objections are reasonably estimated to be more than $5,000,000, and (iv) KRMC notifies HMMC of its desire to terminate the Hualapai Purchase Agreement no later than the end of business on September 5, 2011.

If the Hualapai Purchase Agreement is terminated, subject to the terms below and as otherwise set forth in the Hualapai Purchase Agreement, all further obligations of the parties under the Hualapai Purchase Agreement shall terminate without further liability of any party to another; provided that (i) neither party shall be relieved of any liability for an intentional breach of any covenant in the Hualapai Purchase Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in the Hualapai Purchase Agreement, (ii) the parties shall be entitled to seek the remedy of specific performance as set forth in the Hualapai Purchase Agreement and (iii) KRMC shall be permitted to seek damages against HMMC for breach of the no shop clause described above. However, in no event shall HMMC have any liability to KRMC, and KRMC shall have no claim against HMMC, for damages of any type or nature arising from any violation or breach of any representations or warranties made by HMMC to KRMC in the Hualapai Purchase Agreement.

If the Hualapai Purchase Agreement is terminated by HMMC because of KRMC’s breach, then in addition to its right to seek specific performance, HMMC may elect to require that the Deposit be paid to HMMC as liquidated damages arising from KRMC’s breach of its obligations under the Hualapai Purchase Agreement, in which event KRMC shall be obligated to provide written instructions to the escrow agent to pay the Deposit to HMMC.

If the Hualapai Purchase Agreement is terminated for any reason other than KRMC’s uncured breach of the Hualapai Purchase Agreement, then KRMC may elect to require that the Deposit be paid to KRMC, in which event HMMC shall be obligated to provide written instructions to the escrow agent to pay the Deposit to KRMC.

HMMC is required to reimburse KRMC for up to $300,000 of its expenses incurred in connection with the Hualapai Sale if the Hualapai Purchase Agreement is terminated for certain defined reasons.

Non-Competition Agreement

HMMC agrees that for a period of five years from and after the closing, HMMC (including its manager, MedCath Corporation or their affiliates) shall not, directly or indirectly, own any interest in, manage, operate, control, participate in the management or control of, be employed by, provide consulting services to, lend money to or maintain or continue any interest whatsoever (financial or otherwise) in any business or operation that competes with the health care services provided at the Hualapai Hospital (including without limitation a general acute care or specialty hospital, outpatient surgery, diagnostic or invasive imaging, etc.) that is located within a 25-mile radius of the Hualapai Hospital. However, a person that (i) owns and operates, or has entered into a binding agreement to purchase and operate, one or more healthcare facilities, which if owned by HMMC would breach the non-competition covenants of HMMC, prior to the date a change in control transaction involving MedCath is announced, and enters into such a change in control transaction with MedCath or its affiliates, may continue to own, operate and expand the healthcare facilities owned by such person, or that are acquired pursuant to a binding agreement that was in effect, immediately prior to the announcement of such change in control transaction without being in violation of the non-competition covenant. In addition, in no event shall any person (other than an affiliate of MedCath) that purchases one or more hospital facilities from MedCath or one of its affiliates (by the acquisition of either the assets thereof or the equity securities of such affiliate) in a transaction that is not a change in control transaction involving MedCath, either be considered an assignee or successor of HMMC or its affiliates for purposes of the non-competition covenant or otherwise be bound by the non-competition covenant.

Specific Performance

In the event of a breach by either party of its obligation to consummate the transactions contemplated by the Hualapai Purchase Agreement or a breach by either party of a covenant prior to or following the closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by the Hualapai Purchase Agreement or to enforce the covenant, without the necessity of posting a bond, cash or otherwise (unless required by applicable law).

Survival; Limitation on Damages

The parties agree to shorten the statute of limitations and agree that no claims or causes of action may be brought against HMMC or KRMC based upon, directly or indirectly, any of the representations, covenants or warranties contained in the Hualapai Purchase Agreement or any termination of the Hualapai Purchase Agreement, except as follows:

•	Neither party shall be relieved of any liability for an intentional breach of any covenant in the Hualapai Purchase Agreement prior to the date of termination;

•	The parties shall be entitled to seek the remedy of specific performance as set forth in the Hualapai Purchase Agreement;

•	KRMC shall be permitted to seek damages against HMMC for breach of the no shop clause described above;

•	The parties shall be permitted to receive the Deposit as provided in the termination prior to closing section described above;

•

A party shall be entitled to seek damages for the other party’s failure to fulfill its obligations under any covenant or other agreement set forth in the Hualapai Purchase Agreement which by its terms is intended to be performed after closing;

•

A party shall be entitle to seek damages, in the case of KRMC, as a result of HMMC’s failure to pay or satisfy excluded liabilities or excluded assets, and in the case of HMMC, as a result of KRMC’s failure to pay or satisfy assumed liabilities or purchased assets; and

•

KRMC shall be permitted to seek damages against HMMC for (i) breach of certain representations and warranties related to the real property being sold pursuant to the Hualapai Purchase Agreement and (ii) failure of HMMC or MedCath Incorporated to perform its indemnity obligations described below.

No party to the Hualapai Purchase Agreement (or any of its affiliates) shall, in any event, be liable to the other party (or any of its affiliates) for special, consequential, punitive, indirect or exemplary damages.

Indemnity Obligations

HMMC and MedCath Incorporated agree to indemnify, defend and hold harmless KRMC with respect to the following matters:

•	Any liabilities arising from a certain development agreement with respect to the real property being sold by MedCath Incorporated pursuant to the Hualapai Sale;

•

If (i) KRMC notifies HMMC by the end of business on September 2, 2011 of objections that it has to certain material matters shown on the final survey of the real property being sold by HMMC pursuant to the Hualapai Sale, (ii) HMMC and KRMC are unable to agree on the resolution of KRMC’s survey objections, which agreement shall not be unreasonably withheld or delayed, on or before the closing date, and (iii) the reasonable costs and expenses to correct KRMC’s survey objections are reasonably estimated to be $5,000,000 or less, then HMMC agrees to indemnify KRMC for up to $5,000,000 for the reasonable costs and expenses incurred by KRMC to correct such objections, provided KRMC corrects the objections (which corrections are subject to HMMC’s approval, which approval may not be unreasonably withheld or delayed) within 12 months after the closing; and

•

If (i) KRMC notifies HMMC by the end of business on August 30, 2011 of objections that it has to material matters shown on the Phase 1 environmental report for the real property being sold pursuant to the Hualapai Sale, (ii) HMMC and KRMC are unable to agree on the resolution of KRMC’s environmental objections, which agreement shall not be unreasonably withheld or delayed, on or before the closing date, and (iii) the reasonable costs and expenses to correct KRMC’s objections are reasonably estimated to be $5,000,000 or less, then HMMC agrees to indemnify KRMC for up to $5,000,000 for the reasonable costs and expenses incurred by KRMC to correct such objections, provided KRMC corrects the objections (which corrections are subject to HMMC’s approval, which approval may not be unreasonably withheld or delayed) within 12 months after the closing.

Guarantee of HMMC’s Obligations

MedCath, as principal obligor and not merely as a surety, unconditionally guarantees full, punctual and complete performance by HMMC and MedCath Incorporated of all of their obligations under the Hualapai Purchase Agreement and each of the closing documents subject to the terms of the Hualapai Purchase Agreement and undertakes to KRMC that, if and whenever HMMC or MedCath Incorporated is in default, MedCath will on demand duly and promptly perform or procure the performance of HMMC’s and MedCath Incorporated’s obligations.

Joint and Several Liability

For purposes of the Hualapai Purchase Agreement, the default or breach of HMMC or MedCath Incorporated shall constitute a default by HMMC, and KRMC shall be entitled to exercise those rights and remedies set forth in the Hualapai Purchase Agreement against HMMC and MedCath Incorporated, which rights shall include, but not be limited to, KRMC’s right to terminate the Hualapai Purchase Agreement as to all portions of the real property being purchased by KRMC. MedCath Incorporated and HMMC shall be jointly and severally liable to KRMC for any breach or failure of MedCath Incorporated or HMMC to comply with the terms of the Hualapai Purchase Agreement.

Opinion of Stout Risius Ross, Inc. Relating to the Hualapai Sale

THE FOLLOWING IS A SUMMARY OF SRR’S OPINION AND THE METHODOLOGY THAT SRR USED TO RENDER ITS OPINION DATED AUGUST 25, 2011. THE FOLLOWING SUMMARY OF SRR’S OPINION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY SRR IN CONNECTION WITH SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION OF SRR ATTACHED TO THIS SUPPLEMENT AS EXHIBIT B. SRR’S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HMMC PURSUANT TO THE HUALAPAI SALE. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SRR IN RENDERING ITS OPINION.

SRR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HMMC PURSUANT TO THE HUALAPAI SALE, EXCLUDING ANY CONSIDERATION FOR THE 18.6 ACRES OF ADJACENT UNDEVELOPED LAND OWNED BY MEDCATH, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE HUALAPAI SALE. IN RENDERING ITS OPINION, SRR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE MEDCATH BOARD OF DIRECTORS OR HMMC TO ENGAGE IN THE HUALAPAI SALE.

The Board of Directors and the Strategic Options Committee retained SRR by a letter agreement dated July 12, 2011 to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by HMMC pursuant to the Hualapai Sale. At the meeting of the Board of Directors on August 25, 2011, SRR rendered its oral opinion, subsequently confirmed in writing as of August 25, 2011, that subject to and based upon the various assumptions made, procedures followed, matters considered, and limitations upon the review undertaken, the consideration to be received by HMMC pursuant to the terms of the Hualapai Sale is fair to HMMC from a financial point of view.

The full text of SRR’s opinion, dated August 25, 2011, which sets forth, among other things, the various assumptions made, procedures followed, matters considered, and limitations upon the review undertaken by SRR, is attached as Exhibit B to this Supplement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

SRR was not requested to opine as to, and SRR’s opinion does not in any manner address: (i) HMMC’s or MedCath’s underlying business decision to proceed with or effect the Hualapai Sale, (ii) the terms of any agreements or documents related to, or the form or any other portion or aspect of, the Hualapai Sale, except as specifically set forth herein, (iii) the fairness of any portion or aspect of the Hualapai Sale to the holders of any class of securities, creditors or other constituencies of HMMC or MedCath, except as specifically set forth herein, (iv) the consideration to be received by MedCath for the sale of the 18.6 acres of adjacent undeveloped land owned by MedCath, (v) the solvency, creditworthiness or fair value of HMMC or MedCath or any other participant in the Hualapai Sale under any applicable laws relating to bankruptcy, insolvency or similar matters. Further, SRR was not requested to consider, and SRR’s opinion does not address, the merits of the Hualapai Sale relative to any alternative business strategies that may have existed for HMMC or MedCath or the effect of any other transactions in which HMMC or MedCath might have engaged, nor does SRR offer any opinion as to the terms of the Hualapai Purchase Agreement. Moreover, SRR was not engaged to recommend, and SRR did not recommend, a transaction price, and SRR did not participate in the Hualapai Sale negotiations. In arriving at its opinion, SRR was not authorized to solicit, and did not solicit, interest from any party with respect to the transaction, nor did SRR negotiate with any party with respect to any such transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. SRR also assumed that the final executed form of the Hualapai Purchase Agreement will not differ from the draft of the Hualapai Purchase Agreement that SRR examined, that the conditions to the Hualapai Sale as set forth in the Hualapai Purchase Agreement will be satisfied, and that the Hualapai Sale will be consummated on a timely basis in the manner contemplated by the Hualapai Purchase Agreement.

In arriving at its opinion, SRR, among other things:

•	Reviewed certain business and financial information relating to HMMC that SRR deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of HMMC furnished to SRR by MedCath and HMMC;

•	Concerning the two matters above, conducted discussions with members of senior management and representatives of MedCath and HMMC;

•	Reviewed the consideration and valuation multiples for HMMC and compared them with those of certain publicly traded companies that SRR deemed to be relevant;

•	Reviewed the results of operations of HMMC and compared them with those of certain publicly traded companies that SRR deemed to be relevant;

•	Compared the proposed financial terms of the Hualapai Sale with the financial terms of certain other transactions that SRR deemed to be relevant;

•	Participated in certain discussions among representatives of MedCath, HMMC, the Board and the Special Committee and their financial and legal advisors;

•	Reviewed drafts as of August 16, 2011 of the Hualapai Purchase Agreement by and between HMMC, KRMC, and MedCath Incorporated, and certain related documents (the “Transaction Documents”); and

•	Reviewed such other financial studies and analyses and took into account such other matters as SRR deemed necessary, including SRR’s assessment of general economic, market and monetary conditions.

In rendering SRR’s opinion, SRR assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by MedCath and HMMC, or otherwise reviewed by or discussed with SRR without independent verification of such information and SRR assumed and relied upon the representations and warranties of MedCath and HMMC contained in the draft Hualapai Purchase Agreement SRR reviewed. SRR assumed, without independent verification, that the financial forecasts and projections provided to it had been reasonably prepared and reflect the best currently available estimates and judgment of MedCath’s and HMMC’s management of the future financial results of HMMC, and SRR relied upon such projections in arriving at SRR’s opinion. SRR was not engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based, and SRR expressed no view as to the forecasts, projections, or assumptions. SRR assumed that the Hualapai Sale will be consummated on the terms described in the Hualapai Purchase Agreement, without any waiver of any material terms or conditions by HMMC, MedCath or the Buyer. SRR also assumed that the final forms of the Transaction Documents will be substantially similar to the last drafts reviewed by them.

While SRR participated in a site visit and facility tour of HMMC, SRR did not conduct a physical inspection, independent evaluation or appraisal of the HMMC facilities, assets or liabilities. SRR’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by SRR at the date of the opinion. SRR does not have any obligation to update, revise, or reaffirm its opinion.

SRR assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Hualapai Sale would be obtained without any material adverse effect on HMMC or the Hualapai Sale. SRR’s opinion was necessarily based upon economic, monetary, market, and other conditions as they exist and could be evaluated by them as of the time of its analysis.

The following summaries of SRR’s financial analyses present some information in tabular format. In order to fully understand the financial analyses used by SRR, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying SRR’s opinion. SRR arrived at its opinion based upon the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by SRR in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. SRR did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, SRR made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by HMMC pursuant to the Hualapai Purchase Agreement, on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by SRR in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by SRR. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analysis of publicly disclosed mergers and acquisitions summarized below, such analyses reflect selected companies, and not necessarily all companies that may be considered relevant in evaluating HMMC or the Hualapai Sale. In addition, no company used as a comparison is either identical or directly comparable to HMMC or the Hualapai Sale. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of HMMC’s future performance provided by us, as contained in or underlying SRR’s analyses, are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, SRR considered industry performance, general business and economic conditions, and other matters, many of which are beyond our control.

The Hualapai Sale consideration was determined through negotiation between MedCath’s Board of Directors, on the one hand, and KRMC, on the other hand, and their respective counsel and advisors, and the decision to recommend the Hualapai Sale was solely that of the Board of Directors. SRR’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of our Board of Directors with respect to the Hualapai Sale or the Hualapai Sale consideration.

Discounted Cash Flow Method. SRR performed a discounted cash flow analysis of HMMC as one input in comparing the implied enterprise value range for HMMC with the proposed Hualapai Sale consideration. Typically, in such analyses, discounted cash flow analyses are performed using a multi-year financial forecast prepared by a company’s management. In performing its discounted cash flow analyses, SRR relied on financial projections provided by MedCath and HMMC.

In preparing its discounted cash flow analysis, SRR estimated the cash flows that HMMC could generate over the years 2011 through 2014 based upon management’s forecast for fiscal years 2011 through 2014. These cash flows were discounted to a present value-equivalent using a range of discount rates of 17.00% to 19.00%, which was based upon HMMC’s estimated weighted average cost of capital, or “WACC,” and residual year growth rates ranging from 4.0% to 5.0%. The estimated WACC used in the analysis was based upon estimates of HMMC’s cost of equity capital, cost of debt capital, and an assumed capital structure. The estimated cost of debt capital and assumed capital structure were based upon information from various independent sources including Capital IQ, Inc. Due to the substantial risk of HMMC achieving its projections, SRR selected an equity rate of return of 25% to 30%, near the low end of the range of a venture capital rate of return, based on venture capital rate of return studies. SRR calculated a range of residual year growth rates, the selection of which was based primarily on certain factors of HMMC as compared to the guideline companies and guideline transactions.

Based on the assumptions above, the discounted cash flow method indicated an implied enterprise value range for HMMC of approximately $22,800,000 to $29,900,000.

Guideline Company Method. HMMC’s primary competitors include small, privately held hospitals as well as hospitals managed by public companies located in the Mohave County, Arizona. As a result, SRR was not able to find any public companies directly comparable to HMMC in terms of size, services offered, and markets served. However, SRR was able to identify seven publicly traded companies operating in the healthcare facilities industry for consideration in its analysis. SRR compared selected available information of HMMC with the corresponding data of those seven publicly traded companies. These companies included Community Health Systems, Inc., Health Management Associates, Inc., HealthSouth Corporation, Universal Health Services, Inc., Tenet Healthcare Corp., LifePoint Hospitals, Inc., and HCA, Inc.

SRR reviewed multiples of enterprise value of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash and equivalents, divided by the selected companies’ revenue for the latest twelve months (LTM), and their estimated revenues for 2011 and 2012. Multiples for the selected companies were based upon stock prices at closing on August 22, 2011. Latest twelve month financial data for the selected companies was obtained from the companies’ most recent SEC filings. Estimates of future performance were compiled from equity analyst estimates, as provided by Reuters estimates. This analysis indicated the following enterprise value multiples for the selected companies.

Market Multiples of the Guideline Companies

Company	EV (in Millions of U.S. Dollars)	EV / 2012 Revenue	EV / 2011 Revenue	EV / LTM Revenue
Community Health Systems, Inc.	$11,065.0	0.75x	0.79x	0.81x
Health Management Associates Inc.	4,753.3	0.79x	0.83x	0.87x
HEALTHSOUTH Corp.	3,590.2	1.66x	1.72x	1.72x
Universal Health Services Inc.	7,442.9	0.93x	0.98x	1.11x
Tenet Healthcare Corp.	6,478.7	0.64x	0.67x	0.69x
Lifepoint Hospitals Inc.	2,976.8	0.79x	0.84x	0.86x
HCA, Inc.	35,893.8	1.04x	1.10x	1.14x
High	35,893.8	1.66x	1.72x	1.72x
Low	2,976.8	0.64x	0.67x	0.69x
Mean	10,314.4	0.94x	0.99x	1.03x
Median	6,478.7	0.79x	0.84x	0.87x

In performing the guideline company method, SRR selected a range of multiples below the median of the guideline companies for the LTM, 2011, and 2012 periods. Specifically, SRR selected a range of LTM revenue multiples of 0.75x to 0.85x, 2011 revenue multiples of 0.70x to 0.80x, and 2012 revenue multiples of 0.65x to 0.75x. Key considerations in selecting these multiples included:

•

All else held constant, investors are willing to pay a higher price for shares in a larger company vis-à-vis a smaller company. In this case, HMMC is smaller than the guideline companies in terms of revenue and EBITDA. In addition, a single facility does not have purchasing power or economies of scale when compared with public holding companies.

•	The limited operating history of HMMC.

•	HMMC is currently operating at a loss before debt service and depreciation.

•	Several local residential communities (including a large proposed retirement community) were delayed or indefinitely postponed.

•	The Hospital’s limited accessibility from Interstate I-40 and the indefinite delay in funding an exit ramp near the Hospital.

•	A significant portion of projected growth will come at the expense of local competitors’ market share.

•	HMMC’s difficulty recruiting qualified physicians poses further risk to achieving projected growth.

•	The Hospital’s ability to achieve growth given restrictions on physician-owned hospitals.

•	Recent Medicaid reform in Arizona—childless adults no longer eligible for Medicaid benefits.

•	The residual impact of the economic/housing downturn in Las Vegas, Nevada and surrounding regions.

•	HMMC has a high degree of geographic risk, as a majority of patient admissions are from the surrounding area.

•	The above factors increase the risk of the Hospital achieving its growth projections and operating profitably.

•

Everything else held constant, the higher the expected growth rate for a company, the higher the applicable multiple. HMMC’s historical and projected growth rates in revenue are above the median growth rates indicated by the range of guideline companies. However, there is considerable risk in the realization of projected growth due to the factors cited above.

SRR then applied the multiples derived from the selected companies to the historical operating results of HMMC for the latest twelve month period and the 2011 and 2012 estimates in order to derive implied enterprise values for HMMC. This analysis indicated an implied enterprise value range for HMMC of approximately $26,500,000 to $30,000,000.

Guideline Transaction Method. While not all transactions SRR researched were comparable to HMMC in terms of size, services offered, and markets served, SRR was able to identify 47 recent guideline transactions (with sufficient disclosure of financial terms) involving the acquisition of a hospital or similar healthcare facility for consideration in its analysis. SRR compared selected information of HMMC with the corresponding data of those 47 acquisitions.

Multiples for the selected transactions were based upon the information available in the latest financial statements issued prior to the transaction announcement date. Financial data for the selected mergers and acquisitions was obtained from various independent sources including Irving Levin Associates, Inc., and Capital IQ, Inc. SRR’s analysis of the enterprise value multiples implied by the selected transactions is as follows.

Market Multiples of the Selected Mergers and Acquisitions

In Thousands of U.S. Dollars			Indicated Multiples
Date Announced	Target	Target Location	EV/Beds	EV/LTM Revenue
1/30/08	Gottlieb Memorial Hospital [b]	Melrose Park, IL	$400	0.70x
2/1/08	Ouachita Community Hospital [b]	West Monroe, LA	n/m	1.80x
2/14/08	Summit Hospital	Phenix City, GA	$757	n/a
3/2/08	Doctors Hospital	Columbus, GA	$523	1.40x
3/5/08	The Specialty Hospital [b]	Rome, GA	$427	1.21x
3/24/08	Dayton Heart Hospital	Dayton, OH	$1,011	0.77x
4/15/08	USC University Hospital	Los Angeles, CA	$584	0.74x
4/17/08	Hughston Orthopedic Hospital	Columbus, GA	$590	0.81x
5/13/08	Long Term Acute Care Hospital	Southeastern, MI	n/m	0.59x
5/14/08	Rush North Shore Medical Center [b]	Skokie, IL	$716	0.95x
5/20/08	Condell Medical Center [b]	Libertyville, IL	$647	0.58x
5/28/08	Humphreys County Memorial Hospital [b]	Belzoni, MS	n/m	0.33x
6/20/08	Moreno Valley Community Hospital [b]	Helmet, CA	$525	0.47x
7/1/08	Two California hospitals	Garden Grove, CA	n/m	0.39x
7/1/08	Tarzana Campus	Tarzana, CA	$363	1.64x
7/16/08	Chatham Hospital [b]	Siler City, NC	$1,480	2.42x
8/15/08	Portneuf Medical Center [b]	Pocatello, ID	$746	1.36x
8/17/08	Pascack Valley Hospital [b]	Westwood, NJ	$769	0.94x
8/20/08	Wyoming Valley Healthcare System [b]	Wilkes-Barre, PA	$417	0.79x
8/28/08	Southwest Regional Medical Center	Little Rock, AR	n/m	0.61x
9/12/08	Massachusetts LTACs	Braintree, MA	n/a	0.62x
10/31/08	Three Rivers Hospital	Waverly, TN	n/m	0.43x
11/4/08	Starke Memorial Hospital	Knox, IN	n/m	n/m
11/6/08	Doctors’ Hospital of Opelousas	Opelousas, LA	n/m	0.42x
12/22/08	Samaritan Hospital	Lexington, KY	n/m	1.23x
1/7/09	Presbyterian Hospital of Denton	Denton, TX	$495	0.71x
1/14/09	Palmetto Health Baptist Easley [b]	Easley, SC	$917	1.18x
2/2/09	Siloam Springs Memorial Hospital [b]	Siloam Springs, AR	$577	1.17x
2/2/09	Rockdale Medical Center [b]	Conyers, GA	$599	0.74x
3/27/09	Prince William Health System [b]	Manassas, VA	$1,111	1.09x
4/2/09	Medina General Hospital [b]	Medina, OH	$424	0.56x
6/1/09	Amsterdam Memorial Hospital [b]	Amsterdam, NY	n/m	0.79x
6/29/09	Shore Health Services [b]	Nassawadox, VA	$495	1.07x
7/8/09	Jewish Hospital [b]	Cincinnati, OH	$861	0.79x
8/14/09	Sparks Health System [b]	Fort Smith, AR	$281	0.60x
11/3/09	Triumph Healthcare	Houston, TX	$482	1.30x
12/3/09	Long-Term Acute Care Hospital	Dallas, TX	$456	n/a
1/28/10	Cabrini Medical Center	New York, NY	n/a	2.08x
4/9/10	Mountain View Hospital, LLC	Idaho Falls, ID	n/a	0.94x
4/30/10	Sumner Regional Health Systems	Gallatin, TN	n/a	1.04x
5/16/10	Psychiatric Solutions, Inc.	Franklin, TN	n/a	1.70x
6/18/10	Regency Hospital Company, LLC	Alpharetta, GA	n/a	0.56x
8/23/10	Vista Healthcare	Sacramento, CA	n/a	1.19x
10/5/2010	Center for Wound Healing	Tarrytown, NY	n/a	1.15x
2/7/11	Kindred Healthcare	Louisville, KY	n/a	0.95x
5/9/11	Heart Hospital of New Mexico	Albuquerque, NM	n/m	1.47x
5/9/11	Arkansas Heart Hospital	Little Rock, AR	$652	0.62x

Low			$281	0.33x
High			$1,480	2.42x

Mean			$641	0.97x
Median			$584	0.87x

[a]	Represents last twelve months financials available as of the announcement date.
[b]	Target represents a not-for-profit hospital.

Source: Irving Levin Associates, Inc.—2008, 2009; CapitalIQ, Inc.—2010, 2011.

Similar to the results of the guideline company method, SRR selected a range below the median of the range of the guideline companies. Specifically, SRR selected a range of LTM Beds multiples of 300x – 400x and LTM net sales multiples of 0.75x to 0.85x. Key considerations in selecting these multiples include:

•	The limited operating history of HMMC.

•	HMMC is currently operating at a loss before debt service and depreciation.

•	Several local residential communities (including a large proposed retirement community) were delayed or indefinitely postponed.

•	The Hospital’s limited accessibility from Interstate I-40 and the indefinite delay in funding an exit ramp near the Hospital.

•	A significant portion of projected growth will come at the expense of local competitors’ market share.

•	HMMC’s difficulty recruiting qualified physicians poses further risk to achieving projected growth.

•	The Hospital’s ability to achieve growth given restrictions on physician-owned hospitals.

•	Recent Medicaid reform in Arizona—childless adults no longer eligible for Medicaid benefits.

•	The residual impact of the economic/housing downturn in Las Vegas, Nevada and surrounding regions.

•	HMMC has a high degree of geographic risk, as a majority of patient admissions are from the surrounding area.

•	The above factors increase the risk of the Hospital achieving its growth projections and operating profitably.

SRR then applied the multiples derived from the selected companies to the historical operating results of HMMC for the latest twelve months in order to derive implied enterprise values for HMMC. This analysis indicated an implied enterprise value range for HMMC of approximately $23,000,000 to $28,000,000.

Reconciliation of Valuation Methodologies. As discussed previously, SRR performed a discounted cash flow analysis, guideline company method, and guideline transaction method as inputs in comparing the enterprise value range for HMMC. These analyses indicated an enterprise value range for HMMC of $24,000,000 to $29,000,000, compared to a Transaction Implied Enterprise Value of $29,300,000 to $30,000,000. The Transaction Enterprise Value is calculated as the Consideration of $30,000,000 plus retained assets net of retained current liabilities of $3,400,000 less Wind-Down Expenses of $3,400,000 to $4,100,000. The chart below highlights the low and high estimates of the enterprise value of HMMC.

Valuation Summary

In Thousands of U.S. Dollars	Indicated Range of Value as of 8/23/11
	Low	High
Guideline Company Method	$26,500	$30,000
Transaction Method	23,000	28,000
Discounted Cash Flow Method	22,800	29,900

Concluded Enterprise Value	$24,000	$29,000

Transaction Implied Enterprise Value [a]	$29,300	$30,000

[a]	Transaction cash proceeds of $30.0 million plus retained assets net of retained current liabilities of $3.4 million less Wind-Down Expenses of $3.4 million to $4.1 million.

Miscellaneous. Under the terms of its engagement, we have paid SRR a fee for its financial advisory services in connection with the transaction, of which a portion was paid in advance and the balance was paid prior to the delivery of SRR’s conclusions. In the past, SRR has provided financial services to MedCath and its affiliates and was compensated for those services. SRR’s compensation was neither based upon nor contingent on the results of its engagement or the consummation of the Hualapai Sale. We have also agreed to reimburse SRR for expenses reasonably incurred by SRR in performing its services, including fees and expenses of its legal counsel, and to indemnify SRR and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. The Board of Directors selected SRR as its financial advisor in connection with the merger because SRR is a financial advisory firm with experience in similar transactions. SRR is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, and private placements.

The foregoing summary describes the material analyses performed by SRR but does not purport to be a complete description of the analyses performed by SRR. Copies of SRR’s opinions have been attached as exhibits to this Supplement. The opinions will be available for any interested stockholder of MedCath (or any representative of the stockholder who has been so designated in writing) to inspect and copy at MedCath’s principal executive offices during regular business hours. Alternatively, you may inspect and copy the opinions at the office of, or obtain them by mail from, the SEC.

Incorporation by Reference

The following documents, which have been filed by the Company with the SEC, copies of which can be found on the SEC’s website at http://www.sec.gov, are incorporated into this proxy statement by reference thereto:

•

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on December 14, 2010 (other than the information included in Items 6 and 8 to such report, which has been superseded by the Current Report on Form 8-K filed by the Company on August 17, 2011) and amended by our Annual Report on Form 10-K/A filed with the SEC on January 28, 2011.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 filed with the SEC on February 9, 2011.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the SEC on May 10, 2011.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed with the SEC on August 9, 2011.

•

The Company’s Current Reports on Form 8-K filed with the SEC on October 5, 2010, November 5, 2010, November 9, 2010, November 15, 2010, November 26, 2010, December 22, 2010, January 6, 2011, May 12, 2011, May 27, 2011, June 16, 2011, June 16, 2011, July 27, 2011, August 4, 2011, August 10, 2011, August 17, 2011, and September 1, 2011.

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June 27, 2011.

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 17, 2011.

Other than the current report on Form 8-K listed above that is hereby expressly incorporated by reference, we are not incorporating by reference any current reports that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and will not incorporate by reference future filings of current reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Exchange Act or into this proxy statement that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act.

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Special Meeting are deemed to be incorporated by reference into and to be a part of this proxy statement from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated in this proxy statement by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Where You Can Find Additional Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at MedCath Corporation, 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277, Telephone: (704) 815-7700, Attention: James A. Parker, Secretary.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date on which this proxy statement is first mailed to stockholders, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ASSET SALE—COMPLETE LIQUIDATION PROPOSAL.